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                                                                 Exhibit (n)(ii)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 10/Amendment No. 26 to the Registration Statement No. 333-89409/ 811-3713 of New England Variable Life Separate Account on Form N-6 of our report dated March 23, 2005, relating to New England Variable Life Separate Account appearing in the Prospectus, which is a part of such Registration Statement, and our report dated April 18, 2005 relating to New England Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company changed its method of accounting for certain non-traditional long duration contracts and separate accounts in certain insurance products and goodwill as required by new accounting guidance which became effective on January 1, 2004 and January 1, 2002, respectively, and recorded the impact as a cumulative effect of changes in accounting principles. In addition, the Company changed its method of accounting for mandatorily redeemable preferred stock as required by new accounting guidance which was adopted as of January 1, 2004), appearing in the Statement of Additional Information, which is also a part of such Registration Statement. We also consent to the reference to us under the heading "Experts", appearing in the Prospectus and Statement of Additional Information which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Certified Public Accountants
Tampa, Florida
April 25, 2005